Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $.0001 per share, of Odyssey Marine Exploration, Inc., a Nevada corporation, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

Dated: July 31, 2025

CAPITAL LATINOAMERICANO, S.A. DE C.V.

By:	/s/ Juan Antonio Carlos Cortina Gallardo
Name:	Juan Antonio Carlos Cortina Gallardo
Title:	Sole Manager of Capital Latinoamericano, S.A. de C.V.

PROMOTORA DE INVERSIONES CAPLAT ESPAÑA, S.L.

By:	/s/ Carlos Gabriel Orozco Alatorre
Name:	Carlos Gabriel Orozco Alatorre
Title:	Legal Representative, Promotora de Inversiones Caplat España, S.L.

/s/ Juan Antonio Carlos Cortina Gallardo
Juan Antonio Carlos Cortina Gallardo